Exhibit 10.2

CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into effective as of May 16, 2017 (the “Effective Date”) by and between Inseego Corp. having its principal place of business located at 9605 Scranton Road, Suite 300, San Diego, California, U.S.A. (the “Company”), and Michael A. Newman (“Consultant”). Company and Consultant may each be referred to herein as a “Party” and collectively as the “Parties”. Exhibit A hereto is hereby incorporated into, and made a part of, this Agreement.

1.    Relationship. During the term of this Agreement, Consultant shall provide the services (the “Services”) to the Company as described on, and in accordance with, Exhibit A hereto. Consultant represents to the Company that Consultant has all the qualifications, the experience and the ability necessary to properly perform the Services. In addition, Consultant represents and warrants to the Company that it has the requisite licenses and business insurance necessary to carry out the Services, if necessary. Consultant shall use his best efforts to perform the Services such that the results are satisfactory to the Company. Consultant further represents and warrants that entering into and performing under this Agreement will not violate any agreement or understanding, whether written or oral, express or implied, that Consultant has with a third party, including his current employer, if any, or any former employer, or that Consultant may enter into during the term of this Agreement. Consultant agrees that during the term of this Agreement, Consultant shall not consult for entities that are direct competitors of the Company.
2.    Fees. As consideration for the proper provision of the Services to be provided by Consultant and the other obligations set forth herein, the Company shall pay to Consultant during the term of this Agreement the amounts specified on Exhibit A hereto under the conditions specified therein.
3.    Term and Termination. This Agreement shall commence on the Effective Date and expire on August 16, 2017, unless the Services are earlier concluded by mutual agreement between the parties. Either Party shall be entitled to terminate this Agreement for any reason or no reason by providing the counter party hereto at least thirty (30) calendar days’ prior written notice. Should either Party default in the performance of this Agreement or breach any of its material obligations hereunder, the non-breaching Party may terminate this Agreement immediately if the breaching Party fails to completely cure the breach, and any intervening breaches that may have occurred, within three (3) calendar days after having received written notice by the non-breaching Party of the breach or default if it is capable of being cured or, if it is not so capable, then such termination shall take effect immediately upon written notice of same. In the event of any termination of this Agreement, Consultant shall be paid in accordance with Exhibit A hereto all fees and expenses owed thereto through the effective date of such termination.
4.    No Authority to Bind Company; No Benefits. The Parties hereby agree that Consultant shall not have any authority to enter into contracts or other understandings that bind the Company or create obligations on the part of the Company without the prior written authorization of a duly authorized representative of the Company. Consultant hereby acknowledges and agrees that Consultant is not an employee of the Company but is rather solely an independent contractor and therefore will not be eligible for any Company employee benefits, bonuses or otherwise. To the extent he otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits. The Parties agree that outstanding equity awards previously issued by the Company to Consultant shall not continue to vest as a result of or in connection with his services under this Agreement. The Parties acknowledge and agree that they are neither partners nor joint-venturers.
5.    Confidentiality.
Consultant acknowledges and agrees that if he comes into possession of material non-public information about the Company during his performance of the Services, the use of such information would be governed by United States securities laws including, but not limited to, the Securities Exchange Act of 1934, as amended, and that the violation of such law is a criminal offense. In connection therewith, Consultant hereby covenants that Consultant will not disclose such information to others until such time as it is made public by the Company and will not trade in Company securities while in possession of material non-public information.
6.    Loaned Property. Consultant hereby acknowledges, agrees and covenants that any and all tangible and intangible Company-owned property received by Consultant pursuant to this Agreement and in conjunction with the Services to be performed hereunder, do belong to the Company. Upon any termination, Consultant shall immediately return such Company-owned property (specifically, but not limited to, the Company laptop and all cables and monitors associated thereto) to an authorized Company representative determined by Company to be in receipt thereof. Failure to return Company-owned property shall result in all necessary legal and equitable remedies for resolution by Company upon Consultant.
7.    Intellectual Property.
(a)    Ownership of Deliverables. Consultant hereby acknowledges, agrees and covenants that all the work product that Consultant creates in connection with performing the Services for the Company under this Agreement (the “Deliverables”), including any part thereof, shall be owned exclusively by the Company and shall be considered works made for hire by the Consultant for the Company. Consultant hereby covenants that it shall not assert any ownership or other claim to the Deliverables (or any part thereof) whatsoever nor will the Consultant assist any third party in such claim. In addition, the Company shall own exclusively all intellectual property rights in the Deliverables, including without limitation, all patent, copyright, trade secret, know-how, or authorship rights therein and Consultant shall not have any equitable or legal interest in such rights whatsoever. In connection therewith, Consultant hereby represents and warrants that no part of the Deliverables shall contain, use, reproduce or require any intellectual property rights of a third party or otherwise infringe such party’s rights.
(b)    Vesting of Certain Rights. Consultant hereby agrees to assign, and upon creation of each Deliverable automatically assigns, to the Company, its successors and assigns, ownership of all United States and international copyrights in each and every Deliverable, insofar as any such Deliverable, by operation of law, may not be considered work made for hire by the Consultant.
(c)    Covenant not to Transfer. For the sake of clarity, given that the Company shall own all the Deliverables exclusively, Consultant hereby covenants and agrees that it shall not, either directly or indirectly, reproduce, transfer or otherwise use the Deliverables or any part thereof for another customer or otherwise, other than for purposes of this Agreement.
(d)    Indemnity. Consultant shall indemnify and hold Company (including its officers, directors and employees) harmless from and against any claims, damages, liabilities, losses or expenses (including reasonable attorneys’ fees) that arise out of or result from claims that a Deliverable (either alone or contributorily) infringes any patent, copyright, trademark or trade secret right, or any other intellectual property right, private right, or proprietary right of a third party. Company shall indemnify and hold Consultant harmless from and against any claims, damages, liabilities, losses or expenses (including reasonable attorneys’ fees) that arise out of or result from claims of infringement, other than related to a Deliverable, of any patent, copyright, trademark or trade secret right, or any other intellectual property right, private right, or proprietary right of a third party. In addition, the terms of Consultant’s Indemnification Agreement with the Company, dated as of September 2, 2014 shall continue to apply to any Deliverables and to any authorized services performed by Consultant pursuant to and in accordance with the terms of this Agreement.
8.    Miscellaneous.
(a)    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Consultant and an authorized representative of the Company which writing specifically refers to this Section 7 and is manually signed by both Parties.
(b)    Sole Agreement. This Agreement, including Exhibit A hereto, together with the NDA, constitutes the sole agreement of the Parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(c)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile transmission, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number, or as subsequently modified by written notice.
(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. The Parties hereby expressly acknowledge and agree that to the extent an alternative body of law could be construed to apply to or govern this Agreement, it is hereby disclaimed.
(e)    Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(g)    Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in the State of California, County of San Diego. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
(h)    Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
(i)    Survival. The rights and obligations of the Parties under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement shall be effective as of the Effective Date first written above.

Inseego Corp.

/s/ Sue Swenson
Sue Swenson, CEO

Date:	May 16, 2017

Michael A. Newman

/s/ Michael A. Newman

Date:	May 15, 2017

EXHIBIT A to Consulting Agreement by and between Inseego Corp. and Michael Newman

STATEMENT OF WORK
Services.  During the term of this Agreement, Consultant shall provide the following Services for the Company and such additional Services as requested from time to time by the Company’s CEO:
Consultant’s start date: May 16, 2017
Consultant’s full name: Michael A. Newman
Consultant’s job title: Financial and Accounting Consultant
Term of engagement: 3 months
Main Job Duties:

•	Consultant shall perform services as requested by the Company and agreed to by Consultant as needed during the Term.

Location of Provision of Services.  Consultant shall render the Services at the main office of Inseego Corp. located in San Diego, California, U.S.A., at Consultant’s home office or other location selected by Consultant, or at such other location as the Parties may mutually agree upon.
Hourly Fee.  During the term of this Agreement, the Company shall pay Consultant USD $0 per hour for Services.
Expenses. On the days Consultant travels to/from the Company, Consultant shall be paid reimbursement, at the IRS rate, for the mileage between his residence and the Company. Consultant shall receive no other travel expenses on those dates. Consultant shall also be reimbursed for reasonable lodging expenses in San Diego incurred from time to time in the performance of this Agreement in accordance with the Company's written travel and expense reimbursement policies and procedures which the Company shall make available to Consultant. The Company shall reimburse Consultant for his reasonable business expenses incurred in connection with his performance hereunder provided that the Company has pre-approved such expenses in advance in writing (which may include e-mail) and provided further that Consultant submits reasonable documentation in accordance with the Company's standard expense reimbursement policy.

It is understood that Consultant’s entire compensation under this Agreement shall be his Hourly Fee, solely as stated in this Statement of Work, and that Company shall not be liable for any other expenses or costs of Consultant or Consultant’s candidates, nor for any additional charges of any type or nature, other than as described in this Agreement. Consultant is wholly responsible for all taxes arising out of its obligations under this Agreement, including but not limited to all state and local use, sales, property and similar taxes.

INSEEGO CORP.		MICHAEL A. NEWMAN

/s/ Sue Swenson		/s/ Michael A. Newman
Sue Swenson, CEO

Date:	May 16, 2017	Date:	May 15, 2017